Exhibit 99.2

BOSTON PROPERTIES ANNOUNCES FOURTH QUARTER 2018 RESULTS; REPORTS EPS OF $0.96 and FFO PER SHARE OF $1.59

Updates FY 2019 EPS and Increases FY 2019 FFO Guidance

BOSTON, MA, January 29, 2019 - Boston Properties, Inc. (NYSE: BXP), one of the largest publicly-traded developers, owners and managers of Class A office properties in the United States, reported results today for the fourth quarter ended December 31, 2018.
Financial highlights for the fourth quarter include:

•
Net income attributable to common shareholders of $148.5 million, or $0.96 per diluted share (EPS), growth of 43% compared to $103.8 million, or $0.67 per diluted share, for the quarter ended December 31, 2017, primarily due to asset sales during the fourth quarter of 2018.

•
Funds from Operations (FFO) of $245.7 million, or $1.59 per diluted share. This reflects FFO growth of 7% compared to FFO of $230.1 million, or $1.49 per diluted share, for the quarter ended December 31, 2017, primarily due to higher revenue.

◦
FFO of $1.59 per diluted share was equal to the mid-point of the Company's fourth quarter guidance provided on October 30, as updated on December 11, 2018, when the Company announced the $0.10 per diluted share loss from early extinguishment of debt related to the early redemption of $700.0 million of 5.875% senior notes due 2019.

The Company provided guidance for first quarter 2019 with projected EPS of $0.66 - $0.68 per diluted share and projected FFO of $1.66 - $1.68 per diluted share.
The Company also reduced its full year 2019 EPS guidance by $0.05 at the midpoint and increased its full year 2019 FFO guidance by $0.11 at the midpoint compared to guidance provided on October 30, 2018.
The Company's updated guidance for FY 2019 is:

◦
Projected EPS for 2019 of $3.05 - $3.17 per diluted share, which would reflect a decrease in EPS of $0.59 at the midpoint compared to FY 2018. FY 2018 included a $0.99 per diluted share gain related to asset sales which is not projected in FY 2019 guidance.

◦	Projected FFO for 2019 of $6.88 - $7.00 per diluted share, which would reflect FFO growth of 10% at the midpoint as compared to FY 2018.

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Financial results for the year ended December 31, 2018 include:

•	Net income attributable to common shareholders of $572.3 million, or $3.70 per diluted share (EPS), compared to $451.9 million, or $2.93 per diluted share, for FY 2017.

•
FFO of $974.5 million, or $6.30 per diluted share, compared to FFO of $959.4 million, or $6.22 per diluted share, for the year ended December 31, 2017. FFO of $6.30 per diluted share was equal to the mid-point of the Company's FY 2018 guidance provided on October 30, as updated on December 11, 2018, when the Company announced the $0.10 per diluted share loss from early extinguishment of debt related to the early redemption of $700.0 million of 5.875% senior notes due 2019.

Full Year 2018 business highlights include:

•
Delivered and placed in-service 2.3 million square feet (sf) of new developments representing $1.5 billion of investment, including Salesforce Tower in San Francisco, California, Proto Kendall Square in Cambridge, Massachusetts; Signature at Reston in Reston, Virginia and 191 Spring Street in Lexington, Massachusetts. The commercial developments are 100% leased.

•	Continued 5.3 million square feet of additional developments, representing a total estimated investment of $2.7 billion. The commercial developments are 78% pre-leased.

•
Acquired Santa Monica Business Park, a 1.2 million square foot office park located in Santa Monica, California in a joint venture; and entered into a joint venture to acquire a development site at 3 Hudson Boulevard in New York, New York that can accommodate up to 2.0 million square feet of future development.

•	Signed leases for 7.2 million square feet during the year, marking one of the strongest leasing years in the Company’s history.

•	Increased portfolio occupancy 70 bps year-over-year to 91.4% for the Company’s in-service office properties.

•	Increased the regular quarterly dividend 18.75% to $0.95 per share of common stock in the third quarter, representing the largest quarterly dividend increase in the Company's history.

•
Ranked in the top quadrant of the 2018 Global Real Estate Sustainability Benchmark (GRESB®) assessment, earning a seventh consecutive “Green Star” recognition and the highest GRESB 5-star Rating.  Also in 2018, the Company signed a renewable energy agreement for the power consumption at 33 properties totaling 15 million square feet, which will reduce the carbon emissions from the Company’s Massachusetts operations by 78%.

Fourth quarter and recent business highlights include:

•
Entered into an agreement with an affiliate of TMG Partners (“TMG”) to develop Platform 16, an urban campus in downtown San Jose, California, which is located within walking distance of the Diridon Station, San Jose’s intermodal transportation hub and adjacent to Google’s planned eight million square foot transit village. Starting in January 2019, the Company is making ground rent payments to TMG through February, 2020 totaling $5.5 million. In February 2020, the Company will have an option for 12-months to acquire the land at a fixed price.

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•	Signed three long-term leases at its 399 Park Avenue property located in midtown New York City, totaling approximately 550,000 sf, which brings the property to approximately 93% leased.

•	Completed a $1.0 billion green bond offering of 4.500% unsecured senior notes due 2028 and utilized $700 million of the proceeds to redeem its 5.875% senior notes due in 2019.
Other events during the fourth quarter include:
Development Activities

•	Completed and fully placed in-service Salesforce Tower, its 1.4 million square foot Class A office project in San Francisco, California on December 1, 2018. The property is 100% leased.

•	Completed and fully placed in-service 191 Spring Street, its 171,000 square foot Class A office redevelopment project in Lexington, Massachusetts on November 9, 2018. The property is 100% leased.
Acquisition and Disposition Activities

•
Entered into a distribution agreement on December 31, 2018 with its partner in a joint venture in which the Company has a 50% interest, whereby the joint venture distributed its Annapolis Junction Building One, a 118,000 sf property, to the partner including the assumption by the partner of the mortgage indebtedness collateralized by the property. The Company recognized a gain on sale of real estate totaling approximately $8.3 million.

•
Completed the sale of a 41.0-acre parcel of land at its Tower Oaks property in Rockville, Maryland for a gross sale price of approximately $46.0 million. Net cash proceeds totaled approximately $25.9 million, resulting in a gain on sale of real estate totaling approximately $15.7 million. The Company has agreed to provide seller financing to the buyer totaling $19.5 million, which matures on December 20, 2021.

•
Completed the sale of 6595 Springfield Center Drive (TSA Headquarters), a 634,000 sf development project in Springfield, Virginia on December 13, 2018, for a sale price of approximately $98.1 million, consisting of the land and project costs incurred to date. Concurrently with the sale, the Company agreed to act as development manager and has guaranteed the completion of the project. The company will earn a development fee, guarantee fees and a tenant improvement management fee and has the right to collect any contingency funds that are included but not used in the construction of the project. The estimated total project costs including the land are approximately $313.7 million. Because the carrying value of the property exceeded the estimated net sales price, the Company recognized an impairment loss totaling approximately $8.7 million in the fourth quarter 2018.

•
Completed the sale of 1333 New Hampshire Avenue, a 315,000 square foot property in Washington, DC on November 30, 2018, for a gross sale price of approximately $142.0 million, including the retention of a $5.5 million payment by the anchor tenant due in January 2020. Net cash proceeds totaled approximately $133.7 million, resulting in a gain on sale of real estate totaling approximately $44.4 million.

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Capital Markets Activities

•
A joint venture in which the Company has a 50% interest extended the loan collateralized by its Annapolis Junction Building Six property. At the time of the extension, the outstanding balance of the loan totaled approximately $13.1 million and was scheduled to mature on November 17, 2018. The extended loan has a total commitment amount of approximately $14.3 million, bears interest at a variable rate equal to LIBOR plus 2.00% per annum and is scheduled to mature on November 17, 2020.

Transactions completed subsequent to December 31, 2018:

•
Completed the sale of 2600 Tower Oaks Boulevard, a 179,000 sf property in Rockville, Maryland on January 24, 2019 for a gross sales price of approximately $22.7 million. The Company recognized an impairment loss totaling approximately $3.1 million during the fourth quarter 2018 as a result of the carrying value of the property exceeding its fair value.

•
Amended the venture agreement the Company has with its partner in the consolidated entity that owns Salesforce Tower on January 18, 2019. Under the amendment, the partner exercised its right to cause the Company to purchase the partner's promoted profits interest in Salesforce Tower for cash totaling approximately $187 million net of the repayment of the Company's preferred equity. As part of the original agreement the partner was required to contribute 5% of the equity and was entitled to receive an additional promoted payment based on the success of the property.

•
Exercised its right to acquire land parcels at Carnegie Center in Princeton, New Jersey on January 10, 2019, for a purchase price of approximately $42.9 million. The seller will be entitled to receive additional payments in the future aggregating approximately $8.6 million, which are contingent on the development of each of the parcels. The land parcels could support approximately 1.7 million sf of development.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2018. In the opinion of management, the Company has made all adjustments considered necessary for a fair statement of these reported results.
EPS and FFO per Share Guidance:
The Company’s guidance for the first quarter and full year 2019 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.  Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call and in the Company’s Supplemental Operating and Financial Data for the quarter ended December 31, 2018. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related

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depreciation and amortization, impairment losses on depreciable real estate or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. For details of the Company's assumptions related to guidance for the first quarter and full year 2019 for EPS (diluted) and FFO per share (diluted), please see the Fourth Quarter 2018 Supplemental Operating and Financial Data located on the Investor Relations section of the Company's website at www.bostonproperties.com.
As set forth below, the Company has updated its projected EPS (diluted) for the full year 2019 to $3.05 - $3.17 per share from $3.07 - $3.24 per share. This is a decrease of approximately $0.05 per share at the mid-point of the Company’s guidance provided on October 30 due to $0.06 per share greater than expected portfolio performance and fee income and $0.05 per share lower than expected interest expense, offset by $0.16 per share increased depreciation expense resulting from placing new developments in service and accelerated depreciation from the demolition of a recently-entitled new development project.
In addition, the Company has updated its projected guidance range for FFO per diluted share for the full year 2019 to $6.88 - $7.00 per share from $6.75 - $6.92 per share. This is an increase of approximately $0.11 per share at the mid-point of the Company’s guidance provided on October 30 and results from $0.06 per share greater than expected portfolio performance and fee income and $0.05 per share lower than expected interest expense.

	First Quarter 2019			Full Year 2019
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.66	-	$0.68	$3.05	-	$3.17
Add:
Projected Company Share of Real Estate Depreciation and Amortization	1.00	-	1.00	3.83	-	3.83
Less:
Projected Company Share of Gains on Sales of Real Estate	—	-	—	—	-	—
Projected FFO per Share (diluted)	$1.66	-	$1.68	$6.88	-	$7.00
% Growth in FFO as compared to FY 2018				9.2%		11.1%
Boston Properties will host a conference call on Wednesday, January 30, 2019 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2018 results, the 2019 projections and related assumptions, and other matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 8999307. A replay of the conference call will be available through February 13, 2019, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 8999307. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

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Additionally, a copy of Boston Properties’ fourth quarter 2018 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties (NYSE: BXP) is one of the largest publicly-held developers and owners of Class A office properties in the United States, concentrated in five markets -  Boston, Los Angeles, New York, San Francisco and Washington, DC. The Company is a fully integrated real estate company, organized as a real estate investment trust (REIT), that develops, manages, operates, acquires and owns a diverse portfolio of primarily Class A office space. The Company’s portfolio totals 51.6 million square feet and 197 properties, including eleven properties under construction.
This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “budgeted,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2019, whether as a result of new information, future events or otherwise.

Financial tables follow.

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BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2018	December 31, 2017
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$20,870,602	$19,622,379
Construction in progress	578,796	1,269,338
Land held for future development	200,498	204,925
Less: accumulated depreciation	(4,897,777)	(4,589,634)
Total real estate	16,752,119	16,507,008
Cash and cash equivalents	543,359	434,767
Cash held in escrows	95,832	70,602
Investments in securities	28,198	29,161
Tenant and other receivables, net	86,629	92,186
Related party note receivable	80,000	—
Note receivable	19,468	—
Accrued rental income, net	934,896	861,575
Deferred charges, net	678,724	679,038
Prepaid expenses and other assets	80,943	77,971
Investments in unconsolidated joint ventures	956,309	619,925
Total assets	$20,256,477	$19,372,233
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,964,572	$2,979,281
Unsecured senior notes, net	7,544,697	7,247,330
Unsecured line of credit	—	45,000
Unsecured term loan, net	498,488	—
Accounts payable and accrued expenses	276,645	331,500
Dividends and distributions payable	165,114	139,040
Accrued interest payable	89,267	83,646
Other liabilities	503,726	443,980
Total liabilities	12,042,509	11,269,777

Commitments and contingencies	—	—
Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2018 and December 31, 2017	200,000	200,000
Common stock, $0.01 par value, 250,000,000 shares authorized, 154,537,378 and 154,404,186 issued and 154,458,478 and 154,325,286 outstanding at December 31, 2018 and December 31, 2017, respectively	1,545	1,543
Additional paid-in capital	6,407,623	6,377,908
Dividends in excess of earnings	(675,534)	(712,343)
Treasury common stock at cost, 78,900 shares at December 31, 2018 and December 31, 2017	(2,722)	(2,722)
Accumulated other comprehensive loss	(47,741)	(50,429)
Total stockholders’ equity attributable to Boston Properties, Inc.	5,883,171	5,813,957
Noncontrolling interests:
Common units of the Operating Partnership	619,352	604,739
Property partnerships	1,711,445	1,683,760
Total equity	8,213,968	8,102,456
Total liabilities and equity	$20,256,477	$19,372,233

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BOSTON PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$541,902	$511,995	$2,103,723	$2,049,368
Recoveries from tenants	109,265	94,697	402,066	367,500
Parking and other	27,831	26,836	107,421	105,000
Total rental revenue	678,998	633,528	2,613,210	2,521,868
Hotel revenue	11,745	11,744	49,118	45,603
Development and management services	12,195	9,957	45,158	34,605
Direct reimbursements of payroll and related costs from management services contracts	2,219	—	9,590	—
Total revenue	705,157	655,229	2,717,076	2,602,076
Expenses
Operating
Rental	253,043	233,895	979,151	929,977
Hotel	8,221	8,117	33,863	32,059
General and administrative	27,683	29,396	121,722	113,715
Payroll and related costs from management services contracts	2,219	—	9,590	—
Transaction costs	195	96	1,604	668
Impairment losses	11,812	—	11,812	—
Depreciation and amortization	165,439	154,259	645,649	617,547
Total expenses	468,612	425,763	1,803,391	1,693,966
Operating income	236,545	229,466	913,685	908,110
Other income (expense)
Income from unconsolidated joint ventures	5,305	4,197	2,222	11,232
Gains on sales of real estate	59,804	872	182,356	7,663
Interest and other income	3,774	2,336	10,823	5,783
(Losses) gains from investments in securities	(3,319)	962	(1,865)	3,678
(Losses) gains from early extinguishments of debt	(16,490)	(13,858)	(16,490)	496
Interest expense	(100,378)	(91,772)	(378,168)	(374,481)
Net income	185,241	132,203	712,563	562,481
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(16,425)	(13,865)	(62,909)	(47,832)
Noncontrolling interest—common units of the Operating Partnership	(17,662)	(11,884)	(66,807)	(52,210)
Net income attributable to Boston Properties, Inc.	151,154	106,454	582,847	462,439
Preferred dividends	(2,625)	(2,625)	(10,500)	(10,500)
Net income attributable to Boston Properties, Inc. common shareholders	$148,529	$103,829	$572,347	$451,939
Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.96	$0.67	$3.71	$2.93
Weighted average number of common shares outstanding	154,467	154,362	154,427	154,190
Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.96	$0.67	$3.70	$2.93
Weighted average number of common and common equivalent shares outstanding	154,773	154,526	154,682	154,390

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BOSTON PROPERTIES, INC. FUNDS FROM OPERATIONS (1) (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$148,529	$103,829	$572,347	$451,939
Add:
Preferred dividends	2,625	2,625	10,500	10,500
Noncontrolling interest - common units of the Operating Partnership	17,662	11,884	66,807	52,210
Noncontrolling interests in property partnerships	16,425	13,865	62,909	47,832
Net income	185,241	132,203	712,563	562,481
Add:
Depreciation and amortization expense	165,439	154,259	645,649	617,547
Noncontrolling interests in property partnerships' share of depreciation and amortization	(19,067)	(18,896)	(73,880)	(78,190)
Company's share of depreciation and amortization from unconsolidated joint ventures	17,576	6,310	54,352	34,262
Corporate-related depreciation and amortization	(398)	(541)	(1,634)	(1,986)
Impairment losses	11,812	—	11,812	—
Less:
Gains on sales of real estate	59,804	872	182,356	7,663
Gain on sale of real estate included within income from unconsolidated joint ventures	8,270	—	8,270	—
Noncontrolling interests in property partnerships	16,425	13,865	62,909	47,832
Preferred dividends	2,625	2,625	10,500	10,500
Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	273,479	255,973	1,084,827	1,068,119
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	27,789	25,841	110,338	108,707
Funds from operations attributable to Boston Properties, Inc. common shareholders	$245,690	$230,132	$974,489	$959,412
Boston Properties, Inc.’s percentage share of funds from operations - basic	89.84%	89.90%	89.83%	89.82%
Weighted average shares outstanding - basic	154,467	154,362	154,427	154,190
FFO per share basic	$1.59	$1.49	$6.31	$6.22
Weighted average shares outstanding - diluted	154,773	154,526	154,682	154,390
FFO per share diluted	$1.59	$1.49	$6.30	$6.22

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(1)
Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and real estate-related depreciation and amortization. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.
In order to facilitate a clear understanding of the Company's operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company's consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.

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BOSTON PROPERTIES, INC. PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2018	December 31, 2017
Boston	95.9%	94.1%
Los Angeles	96.7%	85.6%
New York	88.0%	86.9%
San Francisco	87.8%	89.9%
Washington, DC	90.7%	91.3%
Total Portfolio	91.4%	90.7%

AT THE COMPANY
Michael LaBelle
Executive Vice President,
Chief Financial Officer and Treasurer
(617) 236-3352

Sara Buda
Vice President, Investor Relations
(617) 236-3429
sbuda@bostonproperties.com

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